Exhibit 99.1

Biovest Announces that BiovaxID® Personalized Cancer

Vaccine is Featured in Journal of Clinical Oncology

Vaccine increases disease-free survival

for follicular lymphoma patients in Phase III study

TAMPA, FL and MINNEAPOLIS, MN – June 1, 2011 – Biovest International, Inc. (OTCQB: “BVTI”), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”), today announced that BiovaxID®, Biovest’s late-stage, autologous, active immunotherapy for the treatment of non-Hodgkin’s lymphoma, was featured in an article published in the online version of the peer-reviewed journal, Journal of Clinical Oncology. The BiovaxID cancer vaccine is tailor-made to each patient using a protein exclusively expressed on each patient’s own tumor cells, and the article concludes that BiovaxID holds the potential to extend cancer-free remissions for follicular lymphoma patients when administered as a consolidation therapy following a chemotherapy induction regimen.

The article titled, “Vaccination with Patient-specific Tumor-derived Antigen in First Remission Improves Disease-free Survival in Follicular Lymphoma” reports that BiovaxID extends disease-free survival on average by 14 months, with signs of an even more robust response, averaging better than 24-months, for patients with a specific biological marker. The article was authored by a team of scientists led by Biovest including key opinion leaders at The University of Texas MD Anderson Cancer Center, the H. Lee Moffitt Cancer Center and the Abramson Cancer Center at the University of Pennsylvania.

“The Biovest Phase III study continues to show that the vaccine increases the usual time until relapse for follicular lymphoma by about 14-months. That’s significant because most cancer drugs are approved on the basis of extending survival only a few months,” said Larry Kwak, M.D., Ph.D., corresponding author of the study. Dr. Kwak, who developed BiovaxID while at the National Cancer Institute (NCI), chairs M.D. Anderson’s Department of Lymphoma and Myeloma, and was named as one of TIME Magazine’s 100 most influential people in the world in 2010 for his development of the vaccine.

BiovaxID represents the first of a new class of cancer vaccines designed to extend disease-free survival by seeking to establish immune control over malignant lymphoma B-cells following treatment with standard regimens such as chemotherapy and anti-CD20 monoclonal antibodies. To make this personalized cancer vaccine, unique proteins from each patient’s tumor are isolated and combined with a carrier protein and a growth factor. This combination then is injected back into the patient after the patient achieves a complete remission following chemotherapy. Earlier studies conducted by Biovest and the NCI have shown this approach induces anti-tumor immune responses with few side effects in most B-cell lymphoma patients.

“These results have the potential to usher in a new age of cancer vaccines, as BiovaxID is the ultimate in personalized therapy,” Dr. Kwak said. “Even if two patients have the same type of lymphoma, their tumors will still have different proteins.”

BiovaxID was developed in collaboration with the National Cancer Institute, and Biovest is currently preparing for meetings with U.S. and international regulatory agencies to discuss the next steps in seeking approvals for BiovaxID based on positive Phase III clinical trial results.

According to Carlos F. Santos, Ph.D., Biovest’s Senior Vice President, Scientific Affairs, Product Development & Regulatory Affairs, “An urgent unmet medical need exists for safe and effective post-chemotherapy consolidation agents in non-Hodgkin’s lymphoma. As a consolidation therapy, BiovaxID represents the first treatment vaccine that seeks to extend the duration of remission obtained with the existing first-line (induction) chemotherapy-based treatment regimens. Unlike existing consolidation therapies, however, BiovaxID therapy does not induce profound or prolonged immunosuppression in treated patients. In lymphoma, prolonged immunosuppression and treatment with existing agents (such as anti-CD20 antibodies) can increase the risk of serious side effects, including serious infections, cytopenias, and viral reactivation (such as with JC virus, BK virus, hepatitis B and/or hepatitis C) and progressive multifocal leukoencephalopathy (PML). Consolidation radioimmunotherapies, moreover, pose a risk of prolonged and severe cytopenias, and contain radioactive components that require special considerations from patients and physicians. As a cancer vaccine, BiovaxID represents a first in class consolidation therapy that does not suppress or compromise patients’ immune systems, and we believe holds the potential to provide physicians and patients with an extremely safe treatment option for lymphoma. We are advancing our regulatory strategy by preparing our comprehensive clinical and manufacturing packages to deliver to the FDA as well as to the European and Canadian agencies.”

To access the JCO article, please visit:

http://jco.ascopubs.org/content/early/2011/05/31/JCO.2010.33.3005

BiovaxID Phase III Study Overview:

In the BiovaxID Phase III clinical trial, patients with follicular lymphoma in first remission were treated with BiovaxID®, a personalized cancer vaccine originally developed at the National Cancer Institute, or a control vaccine. In the study, patients who received BiovaxID demonstrated an average of 13.6 months of additional disease-free survival (duration of remission) compared to patients who received a non-specific control vaccine. BiovaxID represents the only lymphoma vaccine, and the second cancer vaccine overall, to demonstrate positive clinical benefit in a completed, randomized Phase III clinical trial.

Because of the significance of these findings, the results of the BiovaxID Phase III clinical trial were selected for presentation on May 31, 2009 at a Plenary Session of the American Society of Clinical Oncology (ASCO) Annual Meeting.

BiovaxID ASH 2010 Presentation Summary:

In December 2010, Biovest was selected to present additional data from its Phase III clinical trial at the American Society of Hematology’s Annual Meeting (ASH 2010). These data expand and refine the Phase III study findings previously reported at ASCO and further establish BiovaxID’s clinical benefit in the treatment of lymphoma. The data arise from a detailed analysis of Biovest’s manufacturing process in conjunction with the clinical outcomes observed in the Phase III clinical trial. The findings demonstrate that a fundamental protein characteristic of BiovaxID profoundly impacts clinical benefit following vaccination in follicular lymphoma.

In summary, the data reported at ASH 2010 demonstrate that the improved disease-free survival observed in BiovaxID-treated patients depends upon a specific variant of the tumor-derived protein fragment present on each patient’s BiovaxID vaccine. In lymphoma, this protein variant (or isotype) can be determined at time of initial tumor biopsy to be of either “IgM” or “IgG” type. Due to the unique nature of BiovaxID’s manufacturing process, Biovest reproduces each patient’s specific tumor isotype in the manufacture of BiovaxID, and therefore, every patient ultimately receives a vaccine which matches their specific tumor isotype (“IgM” or “IgG”).

Approximately half of the patients (46%) in the Phase III clinical trial had tumor cells bearing the IgM isotype protein (and therefore were provided with BiovaxID manufactured with IgM isotype), and the remainder had tumor cells bearing IgG isotype protein (and therefore were treated with BiovaxID manufactured with IgG isotype). The tumor isotype of the vaccine was previously believed to be unimportant to clinical benefit.

The new analysis revealed that patients receiving BiovaxID manufactured with an IgM isotype experienced a dramatic disease-free survival benefit, while patients receiving BiovaxID manufactured with the IgG isotype did not experience a clinical benefit from vaccination.

It is believed this isotype discovery will have a profound impact on future cancer vaccine development.

About BiovaxID®

BiovaxID is a personalized cancer vaccine developed in collaboration with the U.S. National Cancer Institute (NCI). Each patient’s vaccine is individually manufactured from a tissue biopsy obtained from the patient’s own tumor. This approach is used because there is a unique protein called an “idiotype” expressed exclusively on the cancerous B-cells. When a full, high-fidelity copy of the idiotype is linked to a foreign protein (KLH), and administered with an immune-enhancing agent (GM-CSF), the resulting vaccine can mount a highly-specific anti-lymphoma attack that “trains” the body’s own immune system to solely recognize the idiotype as a “foreign invader”; stimulating and recruiting the patient’s own immune system to destroy cancer cells that may remain following chemotherapy and potentially target and destroy newly arising lymphoma cells, thus delaying or preventing cancer recurrence. Through its unique mode of action, and exemplary safety record, BiovaxID represents a new therapeutic approach to treating follicular lymphoma.

About Biovest International, Inc.

Biovest International, Inc. is an emerging leader in the field of active personalized immunotherapies. In collaboration with the National Cancer Institute, Biovest has developed a patient-specific, cancer vaccine, BiovaxID®, with three clinical trials completed, including a Phase III study, demonstrating evidence of safety and efficacy for the treatment of indolent follicular non-Hodgkin’s lymphoma.

Headquartered in Tampa, Florida with its bio-manufacturing facility based in Minneapolis, Minnesota, Biovest is publicly-traded on the OTCQB™ Market with the stock-ticker symbol “BVTI”, and is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”).

Biovest International, Inc. Corporate Contact:

Douglas Calder, Vice President, Strategic Planning & Capital Markets

Phone: (813) 864-2558 / Email: dwcalder@biovest.com

For further information, please visit: http://www.biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID™, events occurring after dates hereof, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.